POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, MULTI-STRATEGY GROWTH AND INCOME FUND, a business trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is the Treasurer and Principal Financial Officer of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER and Michael v. Wible as attorneys for her and in her name, place and stead, and in her office and capacity in the Trust, to execute and file any Amendment or Amendments to the Trust's Registration Statement, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 24th day of June, 2016.

/s/

Felicia Tarantino

Treasurer and Principal Financial Officer

STATE OF CALIFORNIA    )

                                               ) ss:

COUNTY OF SAN DIEGO  )

Before me, a Notary Public, in and for said county and state, personally appeared Felicia Tarantino, known to me to be the person described in and who executed the foregoing instrument, and who acknowledged to me that she executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 24th day of June, 2016.

/s/ Jennifer Franklin

Notary Public

My commission expires: Nov. 3, 2018

Notary Seal

JENNIFER A. FRANKLIN

COMM. #2088710

Notary Public – California

San Diego County

My Comm. Expires Nov. 3, 2018